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                            SUPPLEMENTAL INDENTURE

     THIS SUPPLEMENTAL INDENTURE is entered into as of October 15, 1998 by and between LODGENET ENTERTAINMENT CORPORATION, a Delaware corporation (the "Company") having its principal office at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 and MARINE MIDLAND BANK, a New York banking corporation and trust company, as trustee (the "Trustee"), amending and supplementing the indenture (the "Indenture") dated as of December 19, 1996 pursuant to which the Company issued $150,000,000 10-1/4% Senior Notes due 2006 (the "Notes").

                                  RECITALS:

     WHEREAS, the parties wish to make certain amendments to the Indenture pursuant to Section 9.02 of the Indenture; and

     WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, has obtained the consent of at least a majority of the holders of the Notes, and done all other things necessary to make this Supplemental Indenture a valid agreement of the Company.

     NOW, THEREFORE, in consideration of the premises, mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

     1.   AMENDMENTS.  The Indenture is hereby amended as follows:

     1A. DEFINITIONS. The definitions of "ASSET SALE" and "PERMITTED INVESTMENTS" in Section 1.01 of the Indenture are hereby deleted in their entirety and replaced with the following language:

          "ASSET SALE" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person, other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock or assets of an Unrestricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by Article Five; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of

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     inventory, receivables and other current, obsolete or worn out assets,
    (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received would satisfy clause (B) of
    Section 4.11, (c) issuances or sales of Common Stock of ResNet pursuant to the ResNet Transaction Documents or (d) the contribution to Newco of
    (1) the assets of ResNet LLC, (2) the limited liability company membership interests of ResNet LLC or (3) the equity interests of a special purpose entity created for the purpose of conveying such assets, but no other assets.

           "PERMITTED INVESTMENTS" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; and
     (v) Investments in Newco received in connection with the ResNet Contribution and (vi) Investments in Newco in connection with or after the closing of the ResNet Contribution in aggregate amount not to exceed $5 million.

The following definitions of "NEWCO", "RESNET CONTRIBUTION" and "RESNET LLC" are hereby added to Section 1.01 of the Indenture:

          "Newco" means the joint venture company which will own substantially all of the operations of Shared Technologies
     Communications LLC ("STC"), Interactive Cable Systems, Inc. ("ICS") and ResNet LLC, to be created pursuant to a nonbinding agreement among STC, ICS and ResNet LLC dated August 18, 1998.

          "ResNet Contribution" means the contribution to Newco of (i) the assets of ResNet LLC, (ii) the limited liability company membership interests of ResNet LLC or (iii) the equity interests of a special purpose entity created for the purpose of conveying such assets, in exchange for approximately 30% of the equity interest therein and notes payable in an aggregate amount equal to Investments made by the Company or any Subsidiary in ResNet LLC to acquire operating assets between June 1, 1998 and the closing of the ResNet Contribution.


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           "ResNet LLC" means ResNet Communications, L.L.C., a Delaware limited liability company.

     1B. SECTION 4.08, LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES. Section 4.08 of the Indenture is hereby deleted in its entirety and replaced with the following language:

          4.08. LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including without limitation, the purchase, sale, lease or exchange or property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to
     (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by Section 4.04; (vi) transactions pursuant to the ResNet Transaction Documents; or (vii) transactions with Newco in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction. Notwithstanding the foregoing, any transaction covered by the first paragraph of this Section 4.08 and not covered by clauses (ii) through
     (vii) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

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     2.   RATIFICATION OF INDENTURE.  As amended by this Supplemental
Indenture, the Indenture and the Notes are in all respects ratified and confirmed and the Indenture as so amended by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     3. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

     4. EFFECTIVENESS. This Supplemental Indenture shall be effective as of the date first above written; PROVIDED that (i) Section 1 of this Supplemental Indenture shall be operative so long as the ResNet Contribution is consummated on or prior to November 30, 1998 and the Company furnishes an Officers' Certificate to the Trustee certifying to the same, and (ii) the conditions specified in Section 9.02 of the Indenture shall have been satisfied.

     5.   MISCELLANEOUS.

      (a) This Supplemental Indenture may be executed in any number of counterparts and by each of the parties hereto on separate counterparts, each of which, once executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and same instrument.

      (b) This Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                  LODGENET ENTERTAINMENT CORPORATION

                                  By  /s/ Eric R. Jacobsen
                                    ---------------------------------------
                                    Name:   Eric R. Jacobsen
                                         ----------------------------------
                                    Title:  Vice President, General Counsel
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                                  MARINE MIDLAND BANK, as Trustee


                                  By     /s/ James M. Foley
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                                             James M. Foley
                                        Assistant Vice President

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